Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended March 31, 2014

HIGHLIGHTS

•	SNET bookings of $122 million, up 59% from Q1 last year

•	Recurring revenue up 57% from last year, to $186 million, or 84% of total revenue

•	Non-GAAP operating income of $7 million, up 78% from Q1 last year

•	Adjusted EBITDA of $32 million, up 46% from Q1 last year

•	Repurchased 1.2 million shares in the quarter, $138 million remaining on authorization

•	Full year 2014 financial guidance reiterated

NAPLES, FLA — May 1, 2014 — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended March 31, 2014. Management will host a conference call at 8:30 am EST to discuss these results as well as 2014 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 25558357. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“ACI started 2014 strong with results that position us well to achieve our full year expectations,” commented Phil Heasley, ACI President and CEO. “Net new bookings were particularly robust as we are clearly seeing interest in our Universal Payments-enabled solutions.”

FINANCIAL SUMMARY

Financial Results for Q1

Revenue in Q1 was $221 million, an increase of $59 million, or 37%, above the prior year quarter. The acquisition of Official Payments and incremental revenue from Online Resources contributed $33 million and $29 million, respectively, to the increase in revenue compared to the prior year quarter.

New sales bookings, net of term extensions (SNET) increased 59% compared to the prior year quarter. Our 12-month backlog increased by $13 million from last quarter to $883 million, while our 60- month backlog increased by $49 million from last quarter to $3.91 billion.

Operating income was $0.3 million for the quarter, versus a loss of $4 million in the prior year quarter. Adjusted EBITDA of $32 million grew 46%, or $10 million above last year’s $22 million. Net EBITDA margin in Q1 2014 represented 16% versus 14% margin last year, after adjusting for $28 million and $1 million of pass through interchange in Q1 2014 and Q1 2013, respectively.

Q1 GAAP net loss was $6 million, or ($0.15) per diluted share, versus a net loss of $2 million, or ($0.05) per diluted share in Q1 2013. The variance was primarily driven by increased interest expense and foreign currency fluctuations.

We ended the first quarter with $59 million in cash on hand. Operating free cash flow (OFCF) for the quarter was $15 million, down from $34 million in Q1 of last year. The quarter ended with a debt balance of $779 million. We repurchased 1.2 million shares of our stock in the quarter for approximately $70 million and have approximately $138 million remaining on our current authorization.

Reiterating Guidance

We continue to expect to generate non-GAAP revenue in a range of $1.06 to $1.08 billion for the full year and now forecast non-GAAP revenue of $240 to $250 million in the second quarter. Adjusted EBITDA expectations remain in a range of $290 to $300 million. This guidance excludes $13 to $15 million of one-time integration-related expenses and includes $2 million for the deferred revenue adjustments. Lastly, our full year 2014 net new sales bookings growth is expected to be in the upper single digit range.

End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 5,000 financial institutions, retailers, billers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payments processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisitions of S1 Corporation and Online Resources Corporation and significant transaction related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income (loss).

•	Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss).

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction related costs, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) interest in our Universal Payments-enabled solutions; (ii) expectations regarding revenue and adjusted EBITDA; (iii) expectations regarding Q2 2014 revenue; and (iv) expectations regarding 2014 financial guidance related to sales, net of term.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources and Official Payments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$58,936	$95,059
Receivables, net of allowances of $4,149 and $4,459, respectively	203,600	203,575
Deferred income taxes, net	71,051	47,593
Recoverable income taxes	2,927	2,258
Prepaid expenses	24,458	22,549
Other current assets	50,956	65,328

Total current assets	411,928	436,362

Property and equipment, net	55,988	57,347
Software, net	193,130	191,468
Goodwill	665,406	669,217
Intangible assets, net	232,053	237,693
Deferred income taxes, net	39,541	48,852
Other noncurrent assets	41,956	40,912

TOTAL ASSETS	$1,640,002	$1,681,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$41,882	$43,658
Employee compensation	32,294	35,623
Current portion of long-term debt	53,227	47,313
Deferred revenue	149,972	122,045
Income taxes payable	4,121	1,192
Deferred income taxes, net	940	753
Other current liabilities	70,818	95,016

Total current liabilities	353,254	345,600

Noncurrent liabilities
Deferred revenue	45,259	45,656
Long-term debt	725,285	708,070
Deferred income taxes, net	10,208	11,000
Other noncurrent liabilities	27,396	27,831

Total liabilities	1,161,402	1,138,157

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock; $0.005 par value; 140,000,000 shares authorized; 46,606,796 shares issued at March 31, 2014 and December 31, 2013	232	232
Additional paid-in capital	544,720	543,163
Retained earnings	258,080	263,855
Treasury stock, at cost, 8,680,947 and 7,751,807 shares at March 31, 2014 and December 31, 2013, respectively	(304,018)	(240,241)
Accumulated other comprehensive loss	(20,414)	(23,315)

Total stockholders’ equity	478,600	543,694

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,640,002	$1,681,851

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2014	2013

Revenues
License	$35,702	$41,356
Maintenance	62,499	58,634
Services	22,588	23,929
Hosting	100,684	38,078

Total revenues	221,473	161,997

Operating expenses
Cost of license (1)	5,736	5,918
Cost of maintenance, services and hosting (1)	107,887	61,871
Research and development	37,456	37,149
Selling and marketing	27,909	25,074
General and administrative	25,116	25,037
Depreciation and amortization	17,078	10,957

Total operating expenses	221,182	166,006

Operating income (loss)	291	(4,009)

Other income (expense)
Interest expense	(9,175)	(3,897)
Interest income	199	131
Other, net	(1,057)	3,165

Total other income (expense)	(10,033)	(601)

Loss before income taxes	(9,742)	(4,610)
Income tax benefit	(3,967)	(2,444)

Net loss	$(5,775)	$(2,166)

Loss per common share
Basic	$(0.15)	$(0.05)
Diluted	$(0.15)	$(0.05)

Weighted average common shares outstanding
Basic	38,411	39,465
Diluted	38,411	39,465

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,775)	$(2,166)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	5,324	3,764
Amortization	15,282	10,422
Amortization of deferred debt issuance costs	1,349	960
Deferred income taxes	(11,277)	(6,096)
Stock-based compensation expense	4,772	3,950
Excess tax benefit of stock options exercised	(4,070)	(1,308)
Other	(64)	559
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(3,123)	30,671
Accounts payable	(1,480)	(9,215)
Accrued employee compensation	(3,580)	(12,281)
Current income taxes	6,166	4,278
Deferred revenue	26,896	15,938
Other current and noncurrent assets and liabilities	(15,163)	(4,549)

Net cash flows from operating activities	15,257	34,927

Cash flows from investing activities:
Purchases of property and equipment	(4,228)	(6,241)
Purchases of software and distribution rights	(3,580)	(2,764)
Acquisition of businesses, net of cash acquired	—	(264,202)

Net cash flows from investing activities	(7,808)	(273,207)

Cash flows from financing activities:
Proceeds from issuance of common stock	652	475
Proceeds from exercises of stock options	2,887	3,864
Excess tax benefit of stock options exercised	4,070	1,308
Repurchases of common stock	(70,000)	—
Repurchase of restricted stock and performance shares for tax withholdings	(4,504)	(5,520)
Proceeds from term portion of credit agreement	—	300,000
Proceeds from revolving credit facility	40,000	—
Repayment of revolving credit facility	(8,000)	—
Repayment of term portion of credit agreement	(8,871)	(3,750)
Payments on other debt and capital leases	(381)	(8,338)
Payment for debt issuance costs	(163)	(9,272)

Net cash flows from financing activities	(44,310)	278,767

Effect of exchange rate fluctuations on cash	738	(4,332)

Net increase (decrease) in cash and cash equivalents	(36,123)	36,155
Cash and cash equivalents, beginning of period	95,059	76,329

Cash and cash equivalents, end of period	$58,936	$112,484

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED March 31,
Selected Non-GAAP Financial Data	2014 GAAP	Adj	2014 Non-GAAP	2013 GAAP	Adj	2013 Non-GAAP	$ Diff	% Diff

Total revenues (2)	$221,473	$587	$222,060	$161,997	$1,134	$163,131	$58,929	36%
Total expenses (3)	221,182	(5,739)	215,443	166,006	(6,597)	159,409	56,034	35%
Operating income (loss)	291	6,326	6,617	(4,009)	7,731	3,722	2,895	78%
Income (Loss) before income taxes	(9,742)	6,326	(3,416)	(4,610)	7,731	3,121	(6,537)	-209%
Income tax expense (benefit) (4)	(3,967)	2,214	(1,753)	(2,444)	2,706	262	(2,015)	-769%

Net income (loss)	$(5,775)	$4,112	$(1,663)	$(2,166)	$5,025	$2,859	$(4,522)	-158%

Depreciation	5,324	—	5,324	3,764	—	3,764	1,560	41%
Amortization - acquisition related intangibles	6,538	—	6,538	3,842	—	3,842	2,696	70%
Amortization - acquisition related software	5,107	—	5,107	2,993	—	2,993	2,114	71%
Amortization - other	3,637	—	3,637	3,587	—	3,587	50	1%
Stock-based compensation (5)	4,772	—	4,772	3,950	—	3,950	822	21%

Adjusted EBITDA	$25,669	$6,326	$31,995	$14,127	$7,731	$21,858	$10,137	46%

Earnings per share information
Weighted average shares outstanding
Basic	38,411	38,411	38,411	39,465	39,582	39,582
Diluted	38,411	38,411	38,411	39,465	40,255	40,255

Earnings per share
Basic	$(0.15)	$0.11	$(0.04)	$(0.05)	$0.13	$0.07	$(0.12)	-160%
Diluted	$(0.15)	$0.11	$(0.04)	$(0.05)	$0.12	$0.07	$(0.11)	-161%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $2.0 million for employee related actions, $2.0 million for data center moves and $1.7 million for professional and other fees in 2014 and $1.9 million for employee related actions, $2.5 million for ORCC acquisition fees and $2.2 million for other professional fees in 2013.
(4)	Adjustments tax effected at 35%.

	Quarter Ended March 31,
Reconciliation of Operating Free Cash Flow (millions)	2014	2013

Net cash provided (used) by operating activities	$15.3	$34.9
Payments associated with acquired opening balance sheet liabilities	4.1	—
Net after-tax payments associated with employee-related actions (4)	1.2	1.5
Net after-tax payments associated with lease terminations (4)	0.4	0.1
Net after-tax payments associated with significant transaction related expenses (4)	1.8	4.9
Net after-tax payments associated with IBM IT Outsourcing Termination (4)	—	1.9
Less capital expenditures	(7.8)	(9.0)

Operating Free Cash Flow	$15.0	$34.3